Exhibit 5

October 31, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	Medical Action Industries Inc.

Registration Statement on Form S-8

Gentlemen:

Reference is made to the filing by Medical Action Industries Inc. (the “Corporation”) of a Registration Statement on Form S-8 with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of 400,000 shares of the Corporation’s Common stock, $.001 par value per share, in connection with the Corporation’s 1996 Non-Employee Directors Stock Option Plan.

As General Counsel for the Corporation, I have examined its corporate records, including its Certificate of Incorporation, By-Laws, its corporate minutes, the form of its Common Stock certificate, its 1996 Non-Employee Directors Stock Option Plan, related documents under such plan, and such other documents as I have deemed necessary or relevant under the circumstances.

Based upon my examination, I am of the opinion that:

1.	The Corporation is duly organized and validly existing under the laws of the State of Delaware.

2.	There have been reserved for issuance by the Board of Directors of the Corporation 400,000 shares of its Common Stock, $.001 par value per share. The shares of the Corporation’s Common Stock, when issued under the 1996 Non-Employee Directors Stock Option Plan, will be validly authorized, legally issued, fully paid and non-assessable.

Securities and Exchange Commission

October 31, 2006

I hereby consent to be named in the Registration Statement as General Counsel of the Corporation, and I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Richard G. Satin
Richard G. Satin
Vice President of Operations & General Counsel